UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2011

RAMTRON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

1850 Ramtron Drive, Colorado Springs, CO	80921
(Address of principal executive offices)	(Zip Code)

Delaware	0-17739
(State or other jurisdiction of incorporation or organization)	(Commission File Number)

84-0962308

(I.R.S. Employer Identification No.)

Registrant’s telephone number, including area code: (719) 481-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Effective October 7, 2011, Mark R. Kent resigned as Chief Financial Officer of Ramtron International Corporation (the “Company”) to pursue other opportunities. The Company and Mr. Kent have agreed that his resignation will constitute a termination of employment as of October 7, 2011.

(c) Effective October 7, 2011, the Company named Gery E. Richards, the Company’s controller, as interim chief financial officer, and has commenced an executive search for a chief financial officer. Mr. Richards, 59, has served as the Company’s controller since 2005. Mr. Richard’s current compensation will remain unchanged in his position as interim chief financial officer. There are no family relationships between Mr. Richards and any director or executive officer of the Company. With respect to Section 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Richards and the Company that would be required to be reported.

(e) In connection with his resignation, the Company has agreed to pay Mr. Kent an amount equal to his current salary on his normal payroll schedule, and to continue his current health plan benefits, through October 21, 2011. As a result of his resignation, Mr. Kent’s Change in Control Severance Agreement terminated as of October 7, 2011.

ITEM 7.01	Regulation FD Disclosure

On October 14, 2011, the Company issued a press release announcing Mr. Kent’s resignation and the appointment of Mr. Richards as interim chief financial officer. A copy of this press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01	Financial Statements and Exhibits

99.1	Press Release of Ramtron International Corporation dated October 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMTRON INTERNATIONAL CORPORATION

/s/ Eric A. Balzer
Eric A. Balzer
Chief Executive Officer
(Principal Executive Officer and
Duly Authorized Officer of the
Registrant)

Dated: October 14, 2011